Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA CONTACT:

Pamela Marsh (626) 535-8465
Meg Wade (626) 535-5905

INDYMAC BANCORP ANNOUNCES 5th CONSECUTIVE QUARTER OF RECORD
PRODUCTION
—Mortgage Production of $14.2 Billion, Up 51% from Prior Year —
—Earnings and Teleconference Scheduled for July 28, 2005 —

PASADENA, Calif. – July 6, 2005 – IndyMac Bancorp, Inc. (NYSE: NDE) (“IndyMac” or the “Company”), the holding company for IndyMac Bank® F.S.B., today reported that mortgage production for the second quarter of 2005 reached a new record of $14.2 billion, an increase of 51% over the second quarter of 2004. Based on this record production and a preliminary forecast of industry volume of $746 billion estimated in the June 6, 2005 Mortgage Bankers Association’s Mortgage Finance Forecast, IndyMac’s market share for the second quarter 2005 will likely be similar to its market share in the first quarter of 2005 at approximately 1.9%, up more than 50% from 1.2% a year ago. Total second quarter loan production including commercial subdivision loans reached $14.8 billion, also a new record.

“Industry volumes in the second quarter are expected to be roughly flat compared to the year ago quarter. In comparison, IndyMac’s mortgage production grew by 51% over the second quarter of 2004, exceeding $14 billion during the second quarter of 2005. As a result, we continue to make significant progress on our strategic goal of profitably becoming a top eight originator by 2008,” commented Michael W. Perry, IndyMac’s Chairman and Chief Executive Officer. “According to National Mortgage News, we were the 11th largest originator in the first quarter of 2005, up from 17th a year ago,” continued Mr. Perry. “In addition to the strong production results, our loan sales volume and average earning assets reached record levels this quarter, offsetting the forecasted decrease in net interest and loan sales margins. The net interest margin for our held for sale loan portfolio felt additional pressure this quarter as a result of the continuing flattening of the yield curve. While our normal quarterly review and certification process is not yet completed, we currently believe that our earnings per share for the second quarter will be at or above $1.10, the midpoint of our prior estimate range for the quarter. We believe this quarter’s earnings results will demonstrate once again the ability

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of our hybrid thrift/mortgage banking business model to generate stable to increasing earnings throughout various interest rate environments,” concluded Mr. Perry.

Conference Call
On Thursday, July 28, 2005, at 11:00 A.M. EDT (8:00 A.M. PDT), Michael W. Perry, Chairman and Chief Executive Officer, will host a live Webcast and conference call to discuss the results of the second quarter followed by a question and answer session. A slide presentation will accompany the Webcast/conference call and can be accessed along with IndyMac’s Form 10-Q via IndyMac Bank’s home page at www.indymacbank.com.

     If you would like to participate:

•	Please R.S.V.P. for the call at (800) 289-0579 or (719) 457-2550 (international) access code #9178146.

•	Internet Webcast access will be available at: http://www.indymacbank.com

•	The telephone dial-in number is (800) 500-0920 or (719) 457-2699 (international) access code #9178146; and

•	The replay number is (888) 203-1112 or (719) 457-0820 (international) access code #9178146

To participate on the call, please dial in 15 minutes prior to the scheduled start time. The conference call will be replayed continuously beginning two hours after the call on July 28th through 1:00 A.M. EDT on August 3rd and will be available on IndyMac’s Website at www.indymacbank.com.

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IndyMac Bancorp, Inc. is the holding company for IndyMac Bank®, the largest savings and loan in Los Angeles County and the tenth largest nationwide (based on assets). Through its hybrid thrift/mortgage banking business model, IndyMac is in the business of designing, manufacturing, and distributing cost-efficient financing for the acquisition, development and improvement of single-family homes. IndyMac also provides financing secured by single-family homes to facilitate consumers’ personal financial goals and strategically invests in single-family mortgage-related assets.

IndyMac utilizes its award-winning e-MITS® technology platform to facilitate automated underwriting, risk-based pricing and rate lock of home loans on a nationwide basis via the Internet at the point of sale. IndyMac provides mortgage products and services through various mortgage banking divisions and invests in certain of its mortgage loan production and mortgage servicing for long-term returns.

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IndyMac Bank also offers a wide array of Web-enhanced banking services, including deposits, competitive CD and money market accounts, and online bill payment services. IndyMac Bank is FDIC insured.

IndyMac’s total annualized return to shareholders of 24% for the period December 31, 1992 through June 30, 2005, under its current management team, has exceeded the comparable returns of 12% and 10% for the Dow Jones Industrial Average and S&P 500, respectively, for the same period.

For more information about IndyMac and its affiliates, or to subscribe to the Company’s Email Alert feature for notification of Company news and events, please visit our Website at www.indymacbank.com.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate, “ “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including the completion of the quarterly internal certification process, the effect of economic and market conditions including industry volumes; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of IndyMac; the credit risks with respect to our loans and other financial assets; the impact of changes in financial accounting standards; the actions undertaken by both current and potential new competitors; the availability of funds from IndyMac’s lenders and from loan sales and securitizations, to fund mortgage loan originations and portfolio investments; the execution of IndyMac’s growth plans and ability to gain market share in a significant market transition; the impact of current, pending or future legislation, regulations or litigation; and other risk factors described in the reports that IndyMac files with the Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.

While all of the above items are important, the highlighted items represent those that, in management’s view, merit increased focus given current conditions.

CONTACT: IndyMac Bancorp, Inc.
Pam Marsh, 626/535-8465 pam.marsh@indymacbank.com
Meg Wade, 626/535-5905 meg.wade@indymacbank.com